Exhibit No. 10.5.5
2014 GRANT

PDC Energy, Inc.
Amended and Restated 2010 Long-Term Equity Compensation Plan

Executive Grant Agreement

January __, 2014
Executive Name
Address 1
Address 2

Dear ____________:
We are pleased to inform you that on January 16, 2014 (the “Grant Date”), the Compensation Committee (the “Committee”) of PDC Energy, Inc. (the “Company”) approved the following Restricted Stock and Stock Appreciation Rights (“SARs”) grants to you pursuant to the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan (the “Plan”). All grants are subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Restricted Stock Grant

Number of Shares of Restricted Stock Granted	__________ Shares
Vesting Schedule
Except as set forth below, your Restricted Stock shall vest in equal annual installments over three (3) years beginning on the first anniversary of the Grant Date, provided you remain in Continuous Service from the Grant Date to the applicable Vesting Date, as set forth below:

	Shares Vested	Vesting Date

For purposes of this Executive Grant Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an Employee or Non-Employee Director. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services as a Non-Employee Director.

Special Vesting Events	Termination of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any non-vested shares of Restricted Stock will vest as of your date of termination.

Change in Control

In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, any non-vested Restricted Stock will vest in full.
Voting Rights	You will not have voting rights on non-vested Restricted Stock.
Dividends
You will be entitled to receive all regular cash dividends on non-vested shares of Restricted Stock. However, all regular cash dividends accruing during the period when the related shares of Restricted Stock are non-vested shall be accumulated and paid on the date on which the related shares of Restricted Stock become vested. In the event the shares of Restricted Stock to which the dividends relate are forfeited, the related accumulated dividends will also be forfeited.

Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Grant Terms and Conditions, the accompanying General Terms and Conditions, and the Plan.

Notice of Stock Appreciation Rights Grant

Shares of Common Stock Covered by SARs	__________ Shares
Exercise Price	$37.18 per Share, which is equal to the Fair Market Value per Share on the Grant Date.
Vesting Schedule
Except as set forth below, your SARs shall vest in equal annual installments over three (3) years beginning on the first anniversary of the Grant Date, provided you remain in Continuous Service (as defined above) from the Grant Date to the applicable Vesting Date, as set forth below:

	SARs Vested	Vesting Date

Special Vesting Events	Termination of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any non-vested SARs will vest as of your date of termination.

Change in Control

In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, any non-vested SARs will vest in full.
Expiration Date
January 15, 2024, or in the event your Continuous Service to the Company or its Affiliates terminates sooner, then at the date the SARs expire or cease to be exercisable as provided in Sections SR6 of the accompanying Stock Appreciation Rights Terms and Conditions.

Payment Amount Upon Exercise
Upon exercise of your SARs, you shall be entitled to receive an amount equal to the product of (x) the excess of (A) the Fair Market Value per Share on the date of exercise over (B) the Exercise Price stated above, multiplied by (y) the number of SARs exercised (the “Appreciation Amount”). The Appreciation Amount shall be paid in accordance with Section SR4 of the accompanying Stock Appreciation Rights Terms and Conditions.

Other Terms and Conditions	Are set forth in the accompanying Stock Appreciation Rights Grant Terms and Conditions, the accompanying General Terms and Conditions, and the Plan.

By executing this letter below, you acknowledge and agree that (i) a copy of the Plan has previously been delivered or made available to you, (ii) with respect to your Restricted Stock grant, you have read the Notice of Restricted Stock Grant, the accompanying Restricted Stock Terms and Conditions, the accompanying General Terms and Conditions, and the Plan, and agree to bound by the terms and conditions of all of the foregoing with respect to such grant, and (iii) with respect to your Stock Appreciation Rights grant, you have read the Notice of Stock Appreciation Rights Grant, the accompanying Stock Appreciation Rights Terms and Conditions, the accompanying General Terms and Conditions, and the Plan, and agree to be bound by the terms and conditions of all of the foregoing with respect to such grant.

IN WITNESS WHEREOF, the parties have executed this Executive Grant Agreement effective as of the day and year first above written.

PDC ENERGY, INC.                GRANTEE

_____________________________            _____________________________
Name, Title            Date            Signature            Date